Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

Bowhead Specialty Holdings Inc.,

and

U.S. Bank Trust Company, National Association, as Trustee

Dated as of November 25, 2025

7.750% Senior Notes due 2030

(Supplement to the Indenture, dated as of November 25, 2025)

This First Supplemental Indenture, dated as of November 25, 2025 (this “Supplemental Indenture”), is entered into by and between Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of November 25, 2025 (the “Original Indenture”), which provides for the issuance of unsecured debentures, notes, bonds or other evidences of indebtedness  (the “Securities”) in an unlimited aggregate principal amount to be issued from time to time in one or more series;

WHEREAS, Section 14.01 of the Original Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form and terms of Securities of any series as permitted in Section 3.01 of the Original Indenture, or to authorize the issuance of additional Securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the Securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed;

WHEREAS, Section 2.01 of the Original Indenture permits the form of the Securities of any series to be established pursuant to an indenture supplemental to the Original Indenture; and

WHEREAS, pursuant to Sections 2.01, 3.01 and 3.03 of the Original Indenture, the Company desires to provide for the establishment of a new series of Securities under the Original Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture. All conditions and actions necessary to make this Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been satisfied or performed.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities established by this Supplemental Indenture by the Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 1.1        Relation to Original Indenture. This Supplemental Indenture constitutes a part of the Original Indenture (the provisions of which, as modified through this Supplemental Indenture, shall apply to the series of Securities established by this Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Original Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.2         Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in Section 1.2(c) have the meanings assigned to such terms therein and (ii) which are defined in the Original Indenture (and which are not defined in Section 1.2(c)) have the meanings assigned to such terms in the Original Indenture. To the extent terms defined herein differ from the Original Indenture the terms defined herein will govern. For purposes of this Supplemental Indenture:

(a)         Unless the context otherwise requires, any reference to a Section refers to a Section of this Supplemental Indenture;

(b)       The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof; and

(c)          The terms defined in this Section 1.2(c) include the plural as well as the singular.

“Company” means the Person named as the “Company” in the first paragraph of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Original Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Assets” means the Company’s assets and the assets of the Company’s consolidated subsidiaries, to be determined as of the last day of the most recent fiscal quarter for which financial statements of the Company have been made available to the holders in accordance with the indenture for which internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the U.S. as in effect on the last day of that fiscal quarter.

“Consolidated Indebtedness” means, as of any date, the indebtedness of the Company and its Subsidiaries for borrowed money determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Consolidated Indebtedness excludes lease liabilities.

“Consolidated Indebtedness to GAAP Capitalization Ratio” means, as of any date, the ratio (expressed as a percentage) equal to Consolidated Indebtedness as of such date divided by the GAAP Consolidated Capitalization as of such date.

“Debt Facility” means one or more debt facilities or commercial paper facilities, indentures, debt security issuances or other arrangements, in each case with banks, insurance companies, other institutional lenders, investors or financial institutions providing for revolving credit commitments and revolving credit loans, term loans, swingline loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, other guarantees or assurances or issuances of debt securities evidenced by credit agreements, loan agreements, notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced (including, without limitation, by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, collateral agent, lenders, investors or trustee or another administrative agent or agents, other lenders, investors or trustee and whether provided under one or more credit or other agreement or indenture financing agreements or otherwise) and including any agreement extending the maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreement.

“Depositary” has the meaning set forth in Section 2.1(b).

“Designated NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is designated as a “Credit Rating Provider” (or other similar designation) by the National Association of Insurance Commissioners.

“First Call Date” has the meaning set forth in the definition of “Treasury Rate” herein.

“GAAP Consolidated Capitalization” means, as of any date, the total stockholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus Consolidated Indebtedness.

“H.15” has the meaning set forth in the definition of “Treasury Rate” herein.

“H.15 TCM” has the meaning set forth in the definition of “Treasury Rate” herein.

“Interest Payment Date” has the meaning set forth in Section 2.1(d).

“Issue Date” means November 25, 2025, the date on which the Notes are originally issued under this First Supplemental Indenture.

“Liens” has the meaning set forth in Section 3.3(a).

“Maturity Date” has the meaning set forth in Section 2.1(c).

“MDBRS” has the meaning set forth in Section 2.2(a).

“Notes” has the meaning set forth in Section 2.1(a).

“Original Indenture” has the meaning set forth in the Recitals hereto.

“Preferred Stock” means Capital Stock of any class or classes (however designated) which is preferred as to the payment of the dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution.

“Redemption Date,” when used with respect to any Note to be redeemed pursuant to Section 2.3(b) or Section 2.3(b)(ii) hereof, means the date fixed for such redemption pursuant to this Supplemental Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Regular Record Date” has the meaning set forth in Section 2.1(e).

“Remaining Life” has the meaning set forth in the definition of “Treasury Rate” herein.

“Replacement Agency” has the meaning set forth in Section 2.2(a).

“Restricted Subsidiary” means (i) any Subsidiary the assets of which exceed 15% of the Consolidated Assets (tested in accordance with the definition thereof), or (ii) any Subsidiary designated as a Restricted Subsidiary by the Company’s or such Restricted Subsidiary’s board of directors, or similar governing body, effective as of the date of such designation.

“Securities” has the meaning set forth in the Recitals hereto.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which the Company and/or one or more of the Company’s Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Supplemental Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following clauses (i) and (ii):

(i)        The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the United States Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to December 1, 2028 (the “First Call Date”) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the First Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(ii)        If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Call Date, as applicable. If there is no United States Treasury security maturing on the First Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Call Date, one with a maturity date preceding the First Call Date and one with a maturity date following the First Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Call Date. If there are two or more United States Treasury securities maturing on the First Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have assumed such role pursuant to the applicable provisions of the Original Indenture, and thereafter “Trustee” shall mean such successor Trustee.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1          Terms of Notes. Pursuant to Sections 2.01, 3.01 and 3.03 of the Original Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)        Designation. The Securities shall be known and designated as the “7.750% Senior Notes due 2030” (the “Notes”) of the Company. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be $150,000,000. Any additional amounts of the Notes to be issued shall be set forth in a Company Order.

(b)        Form and Denominations. The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more Global Securities substantially in the form set forth in Annex A hereto, which Global Securities shall constitute unrestricted Global Certificates, with such modifications thereto as may be approved by the Officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, and, upon receipt of a written order of the Company and other documents required under the Original Indenture, authenticated by the Trustee. The Notes will be denominated in Dollars and payments of principal and interest will be made in U.S. Dollars.

(c)         Maturity Date. The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on December 1, 2030, or if such day is not a Business Day, the following Business Day (the “Maturity Date”).

(d)        Interest. Subject to Section 2.2, the Notes will bear interest at a rate of 7.750% per year. Interest on the Notes will accrue from and including November 25, 2025 (or the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment) and will be payable semi‑annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2026 (each such date, an “Interest Payment Date”), and at the Maturity Date. Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, November 25, 2025) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be. Interest on the Notes will be computed on the basis of a 360‑day year consisting of twelve 30‑day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date. For purposes of the Notes, the Original Indenture and this Supplemental Indenture, the term “interest” shall be deemed to include interest provided for in the first sentence of this Section 2.1(d) and in Section 2.2.

(e)          To Whom Interest Is Payable. Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date or Redemption Date).

(f)         Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

Section 2.2           Interest Rate Adjustment.

(a)          In the event (a) the credit rating on the Notes that has been provided by Morningstar DBRS (“MDBRS”) (or any substitute Designated NRSRO selected by the Company to act as replacement agency for MDBRS or any previous replacement agency, as the case may be, (a “Replacement Agency”)) while any Notes remain outstanding is downgraded to below investment grade or, for clarity, a rating of BB (high) provided by MDBRS (or analogous rating) or below, the rate of interest on the Notes shall immediately increase effective as of the date of such downgrade by 0.50% during the period in which the Company’s credit rating provided by MDBRS (or a Replacement Agency) is below investment grade, or (b) the Notes have no rating from any Designated NRSRO (including MDBRS), the rate of interest on the Notes shall immediately increase effective as of the applicable date by 1.00%. The Company will use commercially reasonable efforts to maintain a rating of the Notes from a Designated NRSRO.

(b)        If, however, for purposes of clause (a) above, the Notes’ credit rating is subsequently upgraded to “investment grade” or, for clarity, a rating of BBB (low) provided by MDBRS (or analogous rating) or above, the rate of interest on the Notes shall immediately decrease effective as of the date of such upgrade to be the initial interest rate as of the Issue Date. If, however, for purposes of clause (b) above, the Notes receive a credit rating from any Designated NRSRO, the rate of interest on the Notes shall immediately decrease effective as of the date of such subsequent rating to be the initial interest rate as of the Issue Date.

(c)         Notwithstanding the foregoing, in no circumstances will the interest rate, as may be adjusted as described above, exceed the initial interest rate by more than 1.00% per annum due to changes in the rating, and in no event will the interest rate, as may be adjusted as described above, ever be less than the initial interest rate as of the Issue Date.

(d)         In the event of any circumstance giving rise to an increase or decrease in the interest rate on the Notes, the Company will notify the Trustee and the Holders, in writing, of the new interest rate and effective date of such rate change. The Trustee shall have no duty to monitor the ratings of the Notes, make any determination or verify the Company’s determination of whether the circumstances giving rise to a change to the interest rate applicable to the Notes or notify Holders of any of the foregoing.

Section 2.3           Optional Redemption.

(a)          The provisions of Article IV of the Original Indenture shall apply to the Notes except as otherwise superseded by this Section 2.3.

(b)         At any time prior to December 1, 2028, the Company may redeem the Notes at its option, in whole at any time, or in part from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)          The present value at such time of (x) the Redemption Price of such Note at December 1, 2028 (such Redemption Price as described in the table below for such Notes) multiplied by the principal amount of such Note plus (y) all required interest payments due on such Note through December 1, 2028 (excluding accrued but unpaid interest to such Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; and

(ii)         100% of the principal amount of the Notes to be redeemed;

plus, in either case, any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c)         At any time on or after December 1, 2028, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at the following Redemption Prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, if redeemed during the twelve-month period commencing on December 1 of the years set forth below:

Year	Percentage
2028	102.500%
2029 and thereafter	100.000%

(d)        The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Company will notify the Trustee of the Redemption Price promptly after the calculation thereof, and the Trustee may rely upon the Redemption Price contained in any such notice and the Trustee shall not be responsible for, or be liable in connection with, the calculation of such Redemption Price (or any component thereof) or for determining whether manifest error has occurred.

(e)         Notice of any redemption will be mailed or electronically delivered (or, if the Notes are represented by one or more global securities, transmitted in accordance with the Depositary’s standard procedures therefor) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Notwithstanding Section 4.03 of the Original Indenture, the notice of redemption need not set forth the Redemption Price but only the manner of calculation thereof as described above.

(f)         If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions of the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes, and portions of Notes, in amounts of $1,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of any Note to be redeemed in part will not be less than $2,000), and shall thereafter promptly notify the Company in writing of the numbers of Notes to be redeemed, in whole or in part; provided that if the Notes are represented by one or more global securities, interests in such global securities shall be selected for redemption by the Depositary in accordance with its standard procedures therefor.

(g)       Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a refinancing transaction or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, the Company may, in the Company’s discretion, delay the Redemption Date until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date so delayed.

(h)         Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

ARTICLE III
CERTAIN COVENANTS

The following covenants shall be applicable to the Company for so long as any of the Notes are outstanding. Nothing in this Article III will, however, affect the Company’s rights or obligations under any other provision of the Original Indenture or Supplemental Indenture.

Section 3.1           Restrictions on Issuance or Disposition of Stock of Restricted Subsidiaries.

(a)         The Company will not, nor will the Company permit any Restricted Subsidiary to, issue, sell or otherwise dispose of any shares of Capital Stock (other than non-voting Preferred Stock) of any Restricted Subsidiary, if, after giving effect to any such transaction, the Restricted Subsidiary would remain the Company’s Subsidiary and the Company would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Restricted Subsidiary (other than non-voting Preferred Stock); provided, however, that the foregoing will not prohibit:

(i)          directors’ qualifying shares;

(ii)       sales or other dispositions to the Company, any parent of the Company, or to one or more Subsidiaries that are wholly owned or Restricted Subsidiaries or that will become Restricted Subsidiaries or wholly owned Subsidiaries immediately after the sale or disposition;

(iii)       the disposition of all or any part of the Capital Stock of any Restricted Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company’s or such Restricted Subsidiary’s board of directors, or similar governing body, as the case may be (acting in good faith), in any case in accordance with the laws of the jurisdiction of formation of such Person; provided, however, that any such Capital Stock issued, sold, granted, transferred or otherwise disposed of to (x) any employee, officer, director, agent or consultant or (y) any Person from whom such Restricted Subsidiary was acquired, or from such Restricted Subsidiary acquired its business and assets, made as part of such acquisition and comprising all or a portion of the consideration in respect of such sale or acquisition, and in each case, pursuant to any agreement, plan or arrangement approved by the Company’s or such Restricted Subsidiary’s board of directors, or similar governing body, as appropriate, shall be deemed to be issued, sold or otherwise disposed of at fair value; or

(iv)        any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or governmental or regulatory authority of competent jurisdiction.

Notwithstanding the foregoing, the Company may merge, amalgamate or consolidated any Restricted Subsidiary into or with another Restricted Subsidiary or wholly owned Subsidiary.

Section 3.2           Restrictions on Indebtedness

(a)         The Consolidated Indebtedness to GAAP Capitalization Ratio must not exceed 40% for so long as the notes remain outstanding. This Section 3.2 will be tested only as of the last day of the most recent fiscal quarter for which financial statements of the Company have been made available to the holders in accordance with the Original Indenture. In the event that the Consolidated Indebtedness to GAAP Capitalization Ratio is not then satisfied but the Company satisfies such ratio as of a later date, then the Company will be deemed to have satisfied its obligations with respect to such ratio at such time and any default with respect to such ratio shall be deemed to have been cured.

Section 3.3           Restrictions on Secured Indebtedness.

(a)        Other than the Company’s or any of its Subsidiaries’ existing secured indebtedness (and any amendments, modifications, extensions, renewals, refinancings or replacements thereto), the Company will not incur or permit to exist any mortgage, pledge, encumbrance, lien or charge (collectively, a “Lien”) on the Company’s or its Subsidiaries’ properties or assets securing indebtedness for borrowed money that, when combined with any of the Company’s or its Subsidiaries’ existing secured indebtedness then outstanding, would not exceed 40% of the Company’s Consolidated Indebtedness, assuming that the Company has incurred an additional amount of unsecured indebtedness up to the maximum amount permitted under Section 3.2; provided, that nothing in this Section 3.3 shall prohibit:

(i)          Liens in respect of property or assets acquired (including as a replacement) or constructed, repaired, leased or improved by the Company or a Subsidiary after the Issue Date, which are created at the time of or within 180 days after such acquisition or lease or the completion of construction, replacement, repair or improvement of such property to secure indebtedness for borrowed money assumed or incurred to finance all or any part of the purchase price of such property or assets or cost of the lease, of construction, replacement, repair or improvement of such property; provided, that, in any such case no such Lien shall extend to or cover any other property of the Company’s or its Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits (provided, that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate)), as the case may be, and the aggregate principal amount of indebtedness for borrowed money secured by all such Liens in respect of any such property shall not exceed the cost of such property or assets and any replacements, repairs or any improvements then being financed;

(ii)         Liens in respect of property or assets acquired by the Company or a Subsidiary after the Issue Date, existing on such property or asset at the time of acquisition thereof, or in the case of any Person that after the Issue Date becomes a Subsidiary or is consolidated with or merged with or into the Company or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Company or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or such transactions are closed;

(iii)        Liens securing indebtedness for borrowed money incurred under a Debt Facility in an aggregate amount not to exceed $75.0 million;

(iv)       Liens granted or reaffirmed in connection with any amendment, modification, extension, renewal, refinancing or replacement of the indebtedness for borrowed money secured by a Lien existing as of the Issue Date or permitted by this Section 3.3(a) (i), (ii) or (iii); provided, that, the principal amount of indebtedness for borrowed money secured by any such Lien is not increased beyond the aggregate principal amount or total commitments (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such indebtedness) of such indebtedness for borrowed money at the time of such amendment, modification, extension, renewal, refinancing or replacement; and

(v)        Other Liens securing indebtedness for borrowed money of the Company’s or any Subsidiary not otherwise permitted by this Section 3.3(a) (i) through (iv) so long as the Notes are secured on an equal and ratable basis with the indebtedness for borrowed money so secured for so long as such indebtedness is so secured.

ARTICLE IV
AMENDMENT OF ORIGINAL INDENTURE

Section 4.1           Amendment of Article Six of the Original Indenture.

Section 6.04 of the Original Indenture shall be replaced in its entirety with the following:

The Company will not consolidate with any other entity or permit a merger of any other entity into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all its assets to another entity, unless:

(i)        either the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia, Bermuda or the Organisation for Economic Co-operation and Development member countries and expressly assume, by supplemental indenture, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the notes, and the due and punctual performance and observance of all other obligations to the holders and the Trustee; and

(ii)      immediately after such consolidation, merger, sale, conveyance, transfer or lease, there would not be an Event of Default in the performance of any covenant or condition of the Indenture.

Upon any consolidation with or merger into any other entity, or any sale, conveyance or transfer lease of all or substantially all of the assets of the Company in accordance with this Section 4.1, the successor entity formed by such consolidation or into or with which the Company is merged or to which the Company is sold or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Original Indenture and this Supplemental Indenture with the same effect as if such successor entity had been named as the Company therein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under the Original Indenture, this Supplemental Indenture and the Notes, and from time to time such entity may exercise each and every right and power of the Company under the Original Indenture and this Supplemental Indenture, in the name of the Company, or in its own name; and any act or proceeding by any provision of the Original Indenture and this Supplemental Indenture required or permitted to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of any entity that shall at the time be the successor of the Company hereunder. In the event of any such sale or conveyance, but not any such lease, the Company (or any successor entity which shall theretofore have become such in the manner described in this covenant) shall be discharged from all obligations and covenants under the Original Indenture, this Supplemental Indenture and the Notes and may thereupon be dissolved and liquidated.

ARTICLE V
MISCELLANEOUS

Section 5.1          Relationship to Existing Original Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture. The Original Indenture, as supplemented and amended pursuant to this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Original Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 5.2         Modification of the Existing Original Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Original Indenture shall govern the terms and conditions of the Notes.

Section 5.3         Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5‑1401 and 5‑1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Supplemental Indenture will submit to the non‑exclusive jurisdiction of such suit, action or proceeding.

Section 5.4          Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper‑based record‑keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Supplemental Indenture or the Original Indenture to the contrary notwithstanding, any Officer’s Certificate, written order of the Company, Opinion of Counsel, Note, amendment, notice, direction, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 5.5        Trustee Not Responsible for Recitals. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use of or application by the Company of the proceeds of the offering of the Securities. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. The Trustee accepts the amendments of the Original Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[The remainder of this page is intentionally left blank.]

The parties hereto caused this Supplemental Indenture to be duly executed as of the date first set forth above.

Bowhead Specialty Holdings Inc.,
as the Company

By:	/s/ Brad Mulcahey
Name:	Brad Mulcahey
Title:	Chief Financial Officer and Treasurer

U.S. Bank Trust Company, National Association,
as Trustee

By:	/s/ Steven J. Gomes
Name:	Steven J. Gomes
Title:	Vice President

[Signature Page to Supplemental Indenture]

Annex A

[FORM OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE NOMINEE OF THE DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

BOWHEAD SPECIALTY HOLDINGS INC.

7.750% Senior Notes due 2030

No. 1	CUSIP No. 10240LAA0
$150,000,000	ISIN US10240LAA08

Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company,” which term includes any successor Person thereto under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., the Depositary’s nominee, or its registered assigns, the principal sum of One Hundred and Fifty Million Dollars ($150,000,000) set forth on the Schedule of Increases or Decreases in the Global Security attached hereto (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.01, 3.05 and 3.06 of the Original Indenture hereinafter referred to) on December 1, 2030 (the “Maturity Date”) and to pay interest thereon at a rate of 7.750% per year (as the same may be adjusted from time to time pursuant to Section 2.2 of the Supplemental Indenture hereinafter referred to), accruing from and including November 25, 2025 (or the most recent Interest Payment Date (as defined below) to which interest on the Notes has been paid or made available for payment), payable semi‑annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2026 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal hereof is paid or made available for payment. For purposes of this Note, the Original Indenture and the Supplemental Indenture, the term “interest” shall be deemed to include interest provided for in the immediately preceding sentence and in Section 2.2 of the Supplemental Indenture.

Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, November 25, 2025) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be. Interest on the Notes will be computed on the basis of a 360‑day year consisting of twelve 30‑day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.

Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date or Redemption Date). Any such interest not so punctually paid or duly provided for will constitute defaulted interest, will forthwith cease to be payable to the Holder on such Regular Record Date and may be paid by the Company as set forth in Section 3.08 of the Original Indenture.

Payment of the principal of, and interest and premium, if any, on this Note shall be made at the Corporate Trust Office, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that, for so long as this Note is in global form represented by this Global Certificate, all payments in respect hereof (including principal, interest and premium, if any) shall be made by wire transfer of immediately available funds to DTC or its nominee, as the case may be, as the registered owner of this Global Certificate.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings ascribed thereto in the Indenture. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by the Trustee referred to on the reverse hereof, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company caused this instrument to be duly executed.

Bowhead Specialty Holdings Inc.,
as the Company

By:
Name:
Title:

[Signature Page to Global Note]

This is one of the Global Securities representing Securities of the series designated herein and referred to in the within‑mentioned Indenture.

Date:	U.S. Bank Trust Company, National Association,
as Trustee

Authorized Signatory

[Signature Page to Global Note]

FORM OF REVERSE OF NOTE

This Note is one of a duly authorized issuance of securities of the Company (the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 25, 2025, as supplemented by the First Supplemental Indenture, dated as of November 25, 2025 (together, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $150,000,000. The Company may at any time issue additional Securities under the Indenture in unlimited amounts having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional Securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company shall use a separate CUSIP number for any such additional Securities that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275‑1(f) and 1.1275‑2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the date of the issue of such additional Securities. Any such additional Securities shall, together with the outstanding Notes, constitute a single series of Securities under the Indenture.

Optional Redemption

The Notes are subject to optional redemption as further described in the Indenture.

General Terms

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture or the Notes of any series may be amended or supplemented, and compliance with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences may be waived, in each case as provided in the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

As provided in, and subject to the provisions of, the Indenture, the Holder of this Note may institute an action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, this Note, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder or under the Indenture only if: (i) such Holder has given to the Trustee written notice of a default and of the continuance thereof; (ii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have made a written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Indenture; (iii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have offered to the Trustee such security or indemnity as it may require against the losses, expenses and liabilities to be incurred in connection with such action or proceedings; (iv) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such action or proceeding; and (v) the Holders of a majority in aggregate principal amount of the Securities of each series affected (with each series treated as a separate class) at the time Outstanding have not given the Trustee a direction inconsistent with such written request. However, the right of the Holder hereof to receive payment of the principal of and any interest on this Note at the rates, in the amount and in the currency prescribed herein on or after the due dates expressed herein, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such Holder. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, prescribed herein.

As provided in the Indenture and subject to certain limitations set forth therein, this Note may be presented or surrendered for registration of transfer or for exchange or redemption at the Place of Payment, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar for this Note, duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered upon the Register for the Notes as the owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for all purposes, regardless of any notice to the contrary.

The Notes are issuable only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5‑1401 and 5‑1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Note or the Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Note and the Indenture will submit to the non‑exclusive jurisdiction of such suit, action or proceeding.

* * *

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL CERTIFICATE

The initial outstanding principal amount of this Global Certificate is $150,000,000. The following increases or decreases in this Global Certificate have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Certificate	Amount of increases in Principal Amount of this Global Certificate	Principal amount of this Global Certificate following such decreases or increases	Signature of authorized signatory of Trustee